Exhibit 99.1

FOR RELEASE THURSDAY, FEBRUARY 22, 2018

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2017

RESULTS; COMPANY ISSUES 2018 OUTLOOK

MCLEAN, Va. – February 22, 2018 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter of 2017, issued its full-year 2018 guidance and updated its long-range outlook. Net income was $141.9 million, or $1.10 per diluted share, for the fourth quarter of 2017, as compared to net income of $24.1 million, or $0.19 per diluted share, for the fourth quarter of 2016. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $63.7 million, as compared to $61.3 million for the prior-year period, representing a year-over-year increase of 4% and an OEBITDA margin(1) of 55%. OEBITDA benefitted from continued growth in the Company’s Internet of Things (“IoT”) data business and from higher equipment sales.

Iridium reported fourth-quarter total revenue of $115.5 million, which consisted of $91.4 million of service revenue and $24.0 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 7% versus the comparable period of 2016, while service revenue grew 9% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 79% of total revenue for the fourth quarter of 2017.

The Company ended the quarter with 969,000 total billable subscribers, which compares to 850,000 for the year-ago period and is up from 949,000 for the quarter ended September 30, 2017. Total billable subscribers grew 14% year-over-year, driven by growth in commercial IoT and government customers.

Full-Year 2017 Iridium Business Highlights

For the full year, Iridium reported net income of $233.9 million, or $1.82 per diluted share attributable to common stockholders, as compared to net income of $111.0 million, or $0.89 per diluted share attributable to common stockholders for 2016. The Company reported 2017 total revenue of $448.0 million, which was up 3% from the year-ago period. Total revenue included $349.7 million of service revenue and $98.3 million of revenue related to equipment sales and engineering and support projects. OEBITDA for 2017 was $265.6 million, a 4% increase from $254.2 million in the prior-year, representing an OEBITDA margin of 59%. Capital expenditures were $400.1 million for the full-year 2017.

“Iridium is executing well as we continue to move into the Iridium® NEXT era. IoT remains a strong catalyst for subscriber growth, and Iridium’s unique offering continues to attract large, new business partners with growing satellite requirements,” said Matt Desch, CEO, Iridium. Desch continued, “The Company delivered 9% total service revenue growth in the latest quarter and exceeded our full-year guidance for Operational EBITDA in 2017. Momentum for services enabled by the Iridium network, including personal tracking and real-time asset telemetry, helped to fuel a 23% rise in commercial IoT subscribers and drive total billable subscribers to a record 969,000 at year end.”

Commenting on Iridium NEXT, Desch said, “We made great progress in 2017 on our next generation constellation, with four launches and 40 satellites in orbit, including our most recent launch in December. Thirty-two satellites are now in operation with eight more drifting toward their intended orbital slots.”

Desch concluded, “Today, we issued 2018 full-year guidance and updated our long-term outlook. We expect continued demand for Iridium’s one-of-a-kind global solutions and new services available with Iridium NEXT satellites will drive significant revenue and subscriber growth for our Company.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 60% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $69.4 million, up 12% from last year’s comparable period due to revenue from hosted payload and other data services and to increased IoT revenues.

•	Commercial voice and data subscribers rose from the year-ago period to 359,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $42 during the fourth quarter, compared to $41 in last year’s comparable period. Commercial IoT data subscribers grew 23% from the year-ago period to 510,000 customers. Commercial IoT data ARPU was $13 in the fourth quarter, compared to $14 in last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 869,000 billable subscribers, which compares to 766,000 for the prior-year quarter and is up from 854,000 for the quarter ended September 30, 2017. IoT data subscribers represented 59% of billable commercial subscribers at the end of the quarter, an increase from 54% at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense

Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $22.0 million, consistent with the prior-year period, as the final step up in the fixed fee under the Company’s airtime services contract with DISA occurred in 2015.

•	Iridium’s government business ended the quarter with 100,000 subscribers, which compares to 84,000 for the prior-year quarter and is up from 95,000 for the quarter ended September 30, 2017. Government voice and data subscribers increased 18% from the year-ago period to 52,000 as of December 31, 2017. IoT data subscribers increased 20% year-over-year and continued to represent 48% of government subscribers at year-end.

Equipment

•	Equipment revenue was $19.4 million during the fourth quarter, up 18% from the prior-year period, reflecting heightened sales from hurricane-related activity.

•	The Company forecasts lower equipment sales in 2018.

Engineering & Support

•	Engineering and support revenue was $4.7 million during the fourth quarter, down 32% from the prior-year quarter, primarily due to the episodic nature of government-sponsored projects.

Capital expenditures were $109.4 million for the fourth quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the fourth quarter with a cash and marketable securities balance of $297.6 million and credit facility gross debt of $1.8 billion. Net debt was $1.5 billion, calculated as $1.8 billion of credit facility gross debt and $55.6 million of Thales bills of exchange, less $297.6 million of cash and marketable securities, as well as $102.4 million in restricted cash.

2018 Outlook

The Company issued its full-year 2018 outlook for total service revenue growth and OEBITDA. Based on expectations that approximately $14 million in hosting revenues from Aireon will be recognized, the Company expects:

•	Total service revenue growth between 10% and 12% for the full-year 2018.

•	Full-year 2018 OEBITDA between $280 million and $290 million. OEBITDA for 2017 was $265.6 million.

The Company also announced that it believes it has reached an agreement in principle with its credit facility lenders to solidify its liquidity position. Pursuant to this agreement, the Company would be required to raise additional debt by July 2018, and the lenders would delay a portion of the principal repayments. The proceeds of this capital raising and delayed principal payment schedule would provide the Company with sufficient cash to meet its needs, including principal and interest payments under its credit facility, for the next several years, even in the absence of any hosting fee payments from Aireon.

Long-Range Outlook

The Company updated its long-range outlook for total service revenue growth and peak net leverage, while affirming its guidance for OEBITDA margin, cash taxes, and 2019 net leverage. Given our expected completion of the Iridium NEXT system in 2018, the Company expects:

•	Total service revenue of approximately $440 million for the full-year 2019.

•	OEBITDA margin of approximately 60% in 2019.

•	Negligible cash taxes through approximately 2020.

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2018.

•	Net leverage of approximately 4.5x OEBITDA in 2019.

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-

cash gain from the Boeing transaction. Iridium NEXT revenue and expenses were excluded from Operational EBITDA through 2017. In 2018, Iridium NEXT revenues and recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)) will no longer be excluded in calculating Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These certain Construction Costs, which beginning in 2018 will principally consist of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through 2019. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2018 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

	Iridium Communications, Inc. Supplemental Reconciliation of GAAP Net Income to Operational EBITDA (In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
GAAP net income	$141,877	$24,103	$233,856	$111,032
Interest income, net	(1,417)	(676)	(4,328)	(2,934)
Income taxes	(154,479)	17,846	(114,284)	67,133
Depreciation and amortization	65,615	11,806	122,266	49,394
Iridium NEXT expenses, net	7,965	4,614	23,316	16,732
Share-based compensation	4,119	3,806	15,806	13,689
Non-cash purchase accounting	—	(204)	—	(825)
Non-cash gain on Boeing transaction	—	—	(11,003)	—

Operational EBITDA	$63,680	$61,295	$265,629	$254,221

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, February 22, 2018. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 2659408. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA and hosted payload revenues, including from Aireon, for 2018; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the timing of Iridium NEXT launches and the prospects for related services, including IoT; anticipated equipment revenue, and its agreement in principle with its credit facility lenders to solidify its liquidity position. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the manufacture and launch of and transition to Iridium NEXT; Iridium’s ability to finalize its agreements with its credit facility lenders and to raise additional debt, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission (“SEC”) on February 22, 2018, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,
	2017	2016
Revenue
Service revenue
Commercial	$69,437	$62,197
Government	22,000	22,000

Total service revenue	91,437	84,197
Subscriber equipment	19,377	16,389
Engineering and support service	4,655	6,863

Total revenue	115,469	107,449
Operating expenses
Cost of services (exclusive of depreciation and amortization)	21,187	16,671
Cost of subscriber equipment sales	11,287	10,488
Research and development	5,025	4,469
Selling, general and administrative	26,306	22,419
Depreciation and amortization	65,614	11,806

Total operating expenses	129,419	65,853

Gain on Boeing transaction	—	—

Operating income (loss)	(13,950)	41,596

Other income (expense)
Interest income, net	1,417	676
Undrawn credit facility fees	—	(170)
Other expense, net	(69)	(153)

Total other income, net	1,348	353

Income (loss) before income taxes	(12,602)	41,949
Benefit (provision) for income taxes	154,479	(17,846)

Net income	141,877	24,103
Series A preferred stock dividends, declared and paid	—	1,750
Series B preferred stock dividends, declared and paid	—	2,109
Series A preferred stock dividends, undeclared	1,750	—
Series B preferred stock dividends, undeclared	2,109	—

Net income attributable to common stockholders	$138,018	$20,244

Operational EBITDA	$63,680	$61,295

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2017	2016
Revenue
Service revenue
Commercial	$261,735	$246,822
Government	88,000	88,000

Total service revenue	349,735	334,822
Subscriber equipment	77,119	74,211
Engineering and support service	21,192	24,607

Total revenue	448,046	433,640
Operating expenses
Cost of services (exclusive of depreciation and amortization)	80,396	64,958
Cost of subscriber equipment sales	44,445	44,286
Research and development	15,247	16,079
Selling, general and administrative	84,405	82,552
Depreciation and amortization	122,266	49,394

Total operating expenses	346,759	257,269

Gain on Boeing transaction	14,189	—

Operating income	115,476	176,371

Other income (expense)
Interest income, net	4,328	2,934
Undrawn credit facility fees	(25)	(1,346)
Other income (expense), net	(207)	206

Total other income, net	4,096	1,794

Income before income taxes	119,572	178,165
Benefit (provision) for income taxes	114,284	(67,133)

Net income	233,856	111,032
Series A preferred stock dividends, declared and paid	1,750	7,000
Series B preferred stock dividends, declared and paid	2,109	8,436
Series A preferred stock dividends, undeclared	5,250	—
Series B preferred stock dividends, undeclared	6,327	—

Net income attributable to common stockholders	$218,420	$95,596

Operational EBITDA	$265,629	$254,221

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Revenue
Service revenue(1)
Commercial
Voice and data and IoT data service
Voice and data	$45,353	$44,189	3%	$177,686	$177,666	0%
IoT data(2)	19,525	16,750	17%	74,142	65,523	13%
Hosted payload and other data service (3)	4,558	1,258	262%	9,908	3,633	173%

Total commercial data service	69,437	62,197	12%	261,735	246,822	6%
Government service revenue(4)	22,000	22,000	0%	88,000	88,000	0%

Total service revenue	91,437	84,197	9%	349,735	334,822	4%
Subscriber equipment	19,377	16,389	18%	77,119	74,211	4%
Engineering and support(5)
Commercial	1,119	377	197%	3,109	2,245	38%
Government	3,536	6,486	-45%	18,083	22,362	-19%

Total engineering and support	4,655	6,863	-32%	21,192	24,607	-14%

Total revenue	$115,469	$107,449	7%	$448,046	$433,640	3%

Operational EBITDA
Operational EBITDA	$63,680	$61,295	4%	$265,629	$254,221	4%
Other
Capital expenditures (6)	$109,395	$173,896		$400,107	$405,687
Net debt (7)	$1,455,591	$1,254,294
Cash, cash equivalents, and marketable securities	$297,626	$410,495
Credit facility	$1,800,000	$1,777,789
Deferred financing costs	(96,445)	(120,644)

Credit facility, net	$1,703,555	$1,657,145

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Hosted payload and other services consist primarily of services that do not have traditional billable subscribers, but are based on capacity. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.
(4)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(6)	Capital expenditures based on cash spent in the respective period.
(7)	Net debt is calculated by taking the sum of the gross credit facility and Thales bills of exchange, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of December 31,
	2017	2016	% Change
Billable Subscribers (1)(2)
Commercial
Voice and data and IoT data service
Voice and data	359	353	2%
IoT data	510	413	23%

Total commercial voice and data and IoT data service	869	766	13%
Government
Voice and data and IoT data service
Voice and data	52	44	18%
IoT data	48	40	20%

Total government voice and data and IoT data service	100	84	19%

Total billable subscribers	969	850	14%

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Net Billable Subscriber Additions
Commercial
Voice and data and IoT data service
Voice and data	(9)	(5)	-80%	6	2	200%
IoT data	24	15	60%	97	54	80%

Total commercial voice and data and IoT data service	15	10	50%	103	56	84%
Government
Voice and data and IoT data service
Voice and data	3	1	200%	8	4	100%
IoT data	2	1	100%	8	8	0%

Total government voice and data and IoT data service	5	2	150%	16	12	33%

Total net billable subscriber additions	20	12	67%	119	68	75%

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016	% Change	2017	2016	% Change
ARPU(2)(3)
Commercial
Voice and data	$42	$41	2%	$42	$42	0%
IoT data	$13	$14	-7%	$13	$14	-7%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items, and is excluded from presentation above.
(3)	Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.